Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-122312, No. 333-125510, No. 333-206521, No. 333-221184, No. 333-231645, No. 333-266036, No. 333-273406, No. 333-288229, No. 333-288230, and 333-82530) on Form S-8 and (No. 333-287528) on Form S-3 of our report dated March 18, 2026, with respect to the consolidated financial statements of Usio, Inc. as of and for the year ended December 31, 2024 included in the Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Pannell Kerr Forster of Texas, P.C.

Pannell Kerr Forster of Texas, P.C.

Houston, Texas

March 18, 2026